Exhibit A

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Wilshire Private Assets Tender Fund

(formerly, Delaware Wilshire Private Markets Tender Fund)

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—		—
Fees Previously Paid	$102,167.83(1)	0.01476%(2)	$15.08
Total Transaction Valuation	$102,167.83(1)
Total Fees Due for Filing			$15.08
Total Fees Previously Paid			$15.08
Total Fee Offsets			—
Net Fee Due			$0.00
(1)	Calculated as the aggregate maximum purchase price for Institutional Class Shares of beneficial interest (“Shares”). The fee of $15.08 was paid by Wilshire Private Assets Master Fund in connection with filing its Schedule TO-I (See Ironwood Multi-Strategy Fund LLC, et al., SEC No-Action Letter (April 20, 2017)).

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

Table 2 – Fee Offset Claims and Sources

Not applicable.